EXHIBIT 23.2

Consent of Independent Registered Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 13, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of the internal control over financial reporting and the effectiveness of internal control over financial reporting of Agile Software Corporation, which appears in Agile Software Corporation’s Annual Report on Form 10K for the year ended April 30, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 8, 2005